Exhibit 4.1

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of April 27, 2026, among Amicus Therapeutics, Inc, a Delaware corporation, Amicus Therapeutics US, LLC, a Delaware limited liability company, Amicus Therapeutics Europe Limited, a private company limited by shares existing under the laws of Ireland, BioMarin International Holdings Inc., a Delaware corporation (each, a “New Guarantor” and collectively, the “New Guarantors”), BioMarin Pharmaceutical Inc., a corporation under the laws of the state of Delaware (the “Issuer”), and U.S. Bank Trust Company, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Issuer and the Trustee have heretofore executed an indenture, dated as of February 12, 2026 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuer’s 5.500% Senior Notes due 2034 (the “Notes”), initially in the aggregate principal amount of $850,000,000;

WHEREAS Sections 4.11 and 12.07 of the Indenture provide that under certain circumstances the Issuer is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall guarantee the Guaranteed Obligations; and

WHEREAS pursuant to Section 9.01(a)(v) of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture, without the consent of any holder of the Notes;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2. Agreement to Guarantee. The New Guarantor hereby, jointly and severally with all existing Guarantors (if any), guarantees the Guaranteed Obligations on the terms and subject to the conditions set forth in Article XII of the Indenture and agrees to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3. Notices. All notices or other communications to the New Guarantor shall be given to the Issuer as provided in Section 13.01 of the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Trustee Makes No Representation. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuer and the New Guarantor, in each case, by action or otherwise, (iii) the due execution hereof by the Issuer and the New Guarantor or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Any signature to this Supplemental Indenture may be delivered by electronic mail (including .pdf) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law; provided that notwithstanding anything herein to the contrary, the Trustee is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee. For the avoidance of doubt, the foregoing also applies to any amendment hereto. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign, AdobeSign (or such other digital signature provider as specified in writing to Trustee by the Company)), in English. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

8. Effect of Headings. The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions here.

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

BIOMARIN PHARMACEUTICAL INC., as an Issuer

By:	/s/ Brian R. Mueller
Name: Brian R. Mueller
Title: Executive Vice President, Finance & Chief Financial Officer

AMICUS THERAPEUTICS, INC., as a Guarantor

By:	/s/ Brian R. Mueller
Name: Brian R. Mueller
Title: Treasurer

AMICUS THERAPEUTICS US, LLC, as a Guarantor

By:	/s/ Brian R. Mueller
Name: Brian R. Mueller
Title: Treasurer

AMICUS THERAPEUTICS EUROPE LIMITED, as a Guarantor

By:	/s/ Steven Green
Name: Steven Green
Title: Director

BIOMARIN INTERNATIONAL HOLDLINGS INC., as a Guarantor

By:	/s/ Brian R. Mueller
Name: Brian R. Mueller
Title: Vice President

[Signature Page to Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:	/s/ David A. Jason
Name: David A. Jason
Title: Vice President

[Signature Page to Supplemental Indenture]